COMPANY CONTACT: Paul Vincent Director – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY ANNOUNCES:

15% INCREASE IN FOURTH QUARTER 2012 PRODUCTION TO 3.11 MILLION BARRELS OF OIL EQUIVALENT;
20% INCREASE IN YEAR-END PROVED RESERVES TO A RECORD 192.1 MILLION BARRELS OF OIL EQUIVALENT;
FOURTH QUARTER 2012 EARNINGS OF $11.2 MILLION, OR $0.26 PER DILUTED SHARE;
FOURTH QUARTER 2012 ADJUSTED CASH FLOW OF $91.4 MILLION, OR $2.13 PER DILUTED SHARE
HOUSTON, February 21, 2013 – Swift Energy Company (NYSE: SFY) announced today earnings from continuing operations of $11.2 million for the fourth quarter of 2012, or $0.26 per diluted share, a 46% decrease when compared to fourth quarter 2011 earnings from continuing operations of $20.7 million, or $0.48 per diluted share, and an increase of 259% when compared to earnings of $3.1 million in the third quarter of 2012.
Adjusted cash flow (cash flow before working capital changes, a non-GAAP measure - see page 9 for reconciliation to the GAAP measure) for the fourth quarter of 2012 decreased 8% to $91.4 million, or $2.13 per diluted share, compared to $99.4 million, or $2.33 per diluted share, for the fourth quarter 2011, and increased 28% when compared to adjusted cash flow of $71.2 million, or $1.66 per diluted share, for the third quarter of 2012.
Swift Energy produced 3.11 million barrels of oil equivalent (“MMBoe”) during the fourth quarter of 2012, a 15% increase over fourth quarter 2011 production, and an 8% sequential increase compared to third quarter 2012 production of 2.87 MMBoe.
Oil and natural gas proved reserve estimates at year-end 2012 of 192.1 MMBoe were 20% higher than 2011 year-end proved reserve estimates of 159.6 MMBoe. Crude oil and natural gas liquids comprised approximately 48% of year-end 2012 proved reserves, up significantly from the approximate 36% of total proved reserves at year-end 2011. This record level of year-end proved reserves for the Company is primarily due to its 2012 drilling program in the liquids rich portions of its South Texas core area.
Terry Swift, CEO of Swift Energy, commented, “The Company continued transitioning its production volumes to higher margin crude oil and natural gas liquids production. During the fourth quarter, total liquids production increased 20% over fourth quarter 2011 levels and made up 53% of fourth quarter production.
“Our emphasis on higher value opportunities within our portfolio is also evident in our most recent reserves report. Crude oil and natural gas liquids proved reserves volumes increased 63% in 2012 over 2011 levels.
“Our plans for 2013 include pursuing further growth of crude oil and natural gas liquids production and reserves both within our existing portfolio and through our strategic growth initiatives. Our primary activity this year will be focused on our high value liquids rich acreage in South Texas. Based on results from downspacing tests we’ve conducted in LaSalle County and northern McMullen County, we believe we can meaningfully increase the number of drilling opportunities in these areas.
“We also intend to further evaluate our unrecognized liquids rich portfolio this year by testing three distinct opportunities prospective for crude oil development. We are currently drilling a horizontal well targeting the Wilcox formation in our South Bearhead Creek field in Beauregard Parish, Louisiana. We also expect to test the Niobrara formation in southwestern Colorado before the end of 2013, and we are preparing to drill a sub-salt well in our Lake Washington field within twenty-four months.
“Finally, in an effort to better balance our expected cash flows with our capital expenditures, we have reduced our capital spending plans approximately 30-40% from 2012 levels. This capital spending level is expected to lead to lower levels of production growth and with reserves growth of 7-12%.”
Fourth Quarter Revenues and Expenses
Total revenues for the fourth quarter of 2012 increased 2% to $157.9 million from the $155.1 million generated in the fourth quarter of 2011, primarily attributable to higher oil and natural gas liquids (“NGLs”) production volumes.
Depreciation, depletion and amortization expense (“DD&A”) of $21.08 per barrel of oil equivalent (“Boe”) in the fourth quarter of 2012 decreased 2% from $21.52 per Boe of DD&A in the comparable period in 2011, primarily due to an increase in reserves.
Lease operating expenses, before severance and ad valorem taxes, were $9.70 per Boe in the fourth quarter 2012, a decrease of 1% compared to $9.82 per Boe in the fourth quarter of 2011. Aggregate lease operating expenses increased 14% due to higher gas processing, chemical treating costs and lease supervision costs from our South Texas operations, associated with higher production volumes in the current period.
Severance and ad valorem taxes decreased to $4.19 per Boe in the fourth quarter 2012 from $4.92 per Boe in the fourth quarter of 2011 due to a higher percentage of production in Texas, as Texas has a lower severance tax rate for oil than Louisiana.

General and administrative expenses decreased to $3.46 per Boe during the fourth quarter of 2012 from $4.70 per Boe in the same period in 2011, again due to higher production volumes in the current quarter. Interest expense increased to $5.39 per Boe in the fourth quarter of 2012 compared to $3.75 per Boe for the same period in 2011 due primarily to the additional $150 million of long-term debt that was issued during the fourth quarter 2012.
Reserve Estimates
Swift Energy’s year-end 2012 estimate of proved reserves as of December 31, 2012 was 192.1 MMBoe, 20% higher than 2011 year-end proved reserves of 159.6 MMBoe. These year-end 2012 proved reserves are 48% crude oil and natural gas liquids and 34% proved developed.
Swift Energy’s year-end 2012 proved reserves were valued at approximately $2.3 billion of present value discounted at 10% per year (PV-10), compared to a PV-10 value of $1.9 billion for the Company’s 2011 year-end proved reserves, a 19% increase despite lower gas prices. Pricing for 2012 reserves and PV-10 calculations utilized $103.64 per barrel for crude oil and $2.71 per thousand cubic feet (“Mcf”) for natural gas, compared to $103.87 per barrel and $3.89 per Mcfe used for reserves valuation at year-end 2011. (See page 7 for a reconciliation of PV-10 value at year-end 2012, a non-GAAP measure, to the GAAP standardized measure of discounted future cash flows).
Fourth Quarter Pricing
The Company realized an aggregate average price of $50.87 per Boe during the quarter, down from the $57.73 per Boe average price received in the fourth quarter of 2011.
In the fourth quarter of 2012, Swift Energy’s average crude oil prices decreased 8% to $102.73 per barrel from $111.79 per barrel realized in the same period in 2011. For the same periods, average natural gas prices were $3.04 per thousand cubic feet (“Mcf”), a decrease of 10% from the $3.39 per Mcf average price realized a year earlier. Prices for NGLs averaged $31.42 per barrel in the fourth quarter, a 41% decrease from fourth quarter 2011 NGL prices of $52.86 per barrel.
Fourth Quarter Drilling Activity
In the fourth quarter of 2012, Swift Energy drilled 15 operated development wells and participated in one non-operated well. In the Company’s South Texas core area, 12 operated horizontal development wells were drilled to the Eagle Ford shale: 7 wells in McMullen County, and 5 in LaSalle County.
In Swift Energy’s Southeast Louisiana core area, 2 wells were drilled in the Lake Washington field and 1 well was drilled in the Bay de Chene field. In the Company’s Central Louisiana/East Texas core area, one non-operated well targeting the Austin Chalk was drilled in the Burr Ferry field.
There are currently 3 operated rigs drilling in the Company’s South Texas core area, one operated rig in Lake Washington, and one operated rig drilling a horizontal well in the South Bearhead Creek field in Beauregard Parish, Louisiana.

Operations Update:
South Texas Operations
In the Company’s South Texas core area, 17 operated wells were completed during the fourth quarter. In McMullen County, 11 operated Eagle Ford wells were completed. In LaSalle County, 6 operated Eagle Ford wells were completed.
Initial Production Test Rates of South Texas Horizontal Wells
Completed in Fourth Quarter 2012
(Operated and 100% Working Interest, unless otherwise noted)

Well Name	County/Formation Target	Oil (Bbls/d)	Natural Gas Liquids (Bbls/d)	Residual Natural Gas (MMcf/d)	Barrels of Oil Equivalent	Choke Setting	Pressure (psi)
Y Bar EF 3H	McMullen – Eagle Ford	590	60	0.5	727	16/64”	2,335
Y Bar EF 4H	McMullen – Eagle Ford	616	62	0.5	756	16/64”	2,491
Baetz EF 1H	LaSalle – Eagle Ford	293	347	2.8	1,109	20/64”	2,715
Baetz EF 2H	LaSalle – Eagle Ford	259	364	3.0	1,115	20/64”	2,715
Baetz EF 3H	LaSalle – Eagle Ford	254	321	2.6	1,009	20/64”	2,800
McClaugherty A EF 1H	McMullen – Eagle Ford	688	162	1.1	1,035	16/64”	2,984
McClaugherty A EF 2H	McMullen – Eagle Ford	644	152	1.0	970	16/64”	2,667
PCQ EF 6H	McMullen – Eagle Ford	880	55	0.5	1,011	14/64”	3,437
Carden EF 8H	LaSalle – Eagle Ford	136	263	2.9	882	20/64”	3,050
ARN EF 5H	LaSalle – Eagle Ford	416	324	2.7	1,197	20/64”	3,025
SMR JV EF 3H	McMullen – Eagle Ford	1,040	54	0.4	1,167	16/64”	2,325
SMR JV EF 4H	McMullen – Eagle Ford	1,044	68	0.6	1,206	16/64”	2,300
Alderman Ranch EF 6H	LaSalle – Eagle Ford	256	249	2.1	855	18/64”	2,814
NBRP EF 1H	McMullen – Eagle Ford	624	382	2.6	1,439	16/64”	4,526
NBRP EF 2H	McMullen – Eagle Ford	532	289	2.0	1,149	20/64”	4,402
NBRP EF 3H	McMullen – Eagle Ford	448	261	1.8	1,005	14/64”	4,364
NBRP EF 4H	McMullen – Eagle Ford	600	384	2.6	1,419	16/64”	4,498

The four NBRP wells which were drilled and completed in northern McMullen County during the fourth quarter tested our 50 acre downspacing assumptions in this area. Each of these wells have been completed and tested with initial production rates above 1,000 Boe, producing approximately 70% crude oil and natural gas liquids.
Southeast Louisiana
In the Lake Washington field in Plaquemines Parish, Louisiana, the Company continued its ongoing recompletion and production optimization program. The average initial production response of five recompletions that were performed was approximately 391 gross Boe/d per well. The twenty production optimization projects that were carried out averaged an initial production response of approximately 98 gross Boe/d per well.
Drilling activity in this area during the quarter included the CM 424 and CM 428 wells in Lake Washington and the UB 157 well, also known as the Magnolia prospect, drilled in Bay de Chene. The CM 424 was drilled to a measured depth of 8,095 feet and encountered 14 feet of true vertical pay. The CM 428 was drilled to a measured depth of 3,445 feet and encountered 47 feet of true vertical pay. In Bay de Chene, the UB 157 was drilled to a measured depth of 11,233 feet and encountered 81 feet of true vertical pay. All of these wells are scheduled to be completed during the first quarter of 2013.
During the fourth quarter, four wells in the Lake Washington field experienced unexpected increases in water production, significantly reducing the performance of these wells. The impact to field wide production levels from the lower performance of these wells is meaningful. During the fourth quarter of 2012, Lake Washington averaged production of approximately 6,200 net barrels of oil equivalent per day. During the month of January, the field averaged approximately 4,700 net barrels of oil equivalent per day of production. Lower base production levels from reduced performance from these wells affects production expectations from the field and are reflected in the Company’s 2013 production forecasts.
Central Louisiana/East Texas
In the Burr Ferry field in Vernon Parish, Louisiana, the Company’s partner drilled and recently tested the GASRS 15-1, which targeted the Austin Chalk. Initial production test rates of this well were 903 barrels of oil per day and 10.0 million cubic feet of gas per day with flowing tubing pressure of 6,000 psi on a 24/64” choke.
During the first quarter of 2013, the non-operated GASRS 29-1-10 was drilled and will be completed during the quarter. The Company expects 3 non-operated wells to be drilled in this area in 2013.
In South Bearhead Creek, the Company recently spudded a horizontal exploitation well to test its acreage prospective for Wilcox development in Beauregard Parish, Louisiana. This well is expected to be completed late in the second quarter.
Price Risk Management
Swift Energy has purchased crude oil floors that will cover more than 15% of its currently expected first quarter 2013 crude oil production at an average NYMEX strike price of $95.85 per barrel. On an ongoing basis, details of Swift Energy’s complete price risk management activities can be found on the Company’s website (www.swiftenergy.com).
2013 Company Guidance
In accordance with its demonstrated long-term strategy, Swift Energy currently plans to balance its 2013 capital expenditures with its operating cash flow and available bank line. Current 2013 spending plans are budgeted at $440 million to $480 million in total capital expenditures. For 2013, Swift Energy is targeting production up to 3% over 2012 levels and proved reserves to increase 7% to 12%, over year-end 2012 quantities with a focus on oil and liquid rich opportunities.

Earnings Conference Call
Swift Energy will conduct a live conference call today, February 21, at 10:00 a.m. EST to discuss fourth quarter 2012 financial results and 2013 operational and financial guidance. To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on February 21 until February 28, by dialing 855-859-2056 and using Conference ID # 90223206. Additionally, the conference call will be available over the Internet by accessing the Company’s website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company’s website.
2013 Analyst/Investor Meeting
Swift Energy will host a meeting with financial analysts, portfolio managers and investors on March 14, 2013 in Houston, Texas. At this meeting, Swift Energy’s management will provide an annual briefing that will include an update on certain 2012 results and cover operational and financial plans and guidance for the full year 2013. An audio webcast accompanied with the slides of the presentation will be available on the Company’s website www.swiftenergy.com by clicking on the event hyperlink commencing on March 14, 2013.
The meeting begins at 8:00 a.m. CDT on Thursday, March 14, and is being held at the Hilton Houston North on Greenspoint Drive in Houston, Texas. Anyone interested in attending this meeting should contact the Company’s Investor Relations Department at 1-800-777-2412.
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Texas and Louisiana and in the inland waters of Louisiana.
About Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements contained herein, other than statements of historical fact, are forward-looking statements, including targets for 2013 production and reserves growth, estimates of 2013 capital expenditures And guidance estimates for the first quarter of 2013 and full-year 2013. These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty and costs of finding, replacing, developing and acquiring reserves, availability and cost of capital, labor, services, supplies and facility capacity, hurricanes or tropical storms disrupting operations, and, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

SWIFT ENERGY COMPANY
RECONCILIATION OF PV-10 VALUE TO STANDARDIZED
MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
December 31, 2012
(Unaudited)
(In Millions)

As of December 31, 2012
PV-10 Value(1)	$2,284
Future Income Taxes (discounted at 10% per year)	(415)
Standardized Measure of Discounted Future Net Cash Flows relating to oil and gas reserves	$1,869

(1)	The PV-10 value for year-end 2012 is net of $89.5 million of asset retirement obligation liabilities.

SWIFT ENERGY COMPANY
PROVED RESERVES INFORMATION
December 31, 2012
(Unaudited)

	Boe	Natural Gas (Bcf)	Oil (MMBbls)	NGL (MMBbls)
Proved Reserves as of Dec. 31, 2011	159.6	616.8	30.9	25.8
Revisions	0.4	(97.3)	5.2	11.4
Purchases of minerals	--	--	--	--
Sales of minerals	--	--	--	--
Extensions/Discoveries	43.8	114.5	10.9	13.8
Production	(11.7)	(36.4)	(3.8)	(1.9)
Proved Reserves as of Dec. 31, 2012	192.1	597.6	43.3	49.2

SWIFT ENERGY COMPANY
SUMMARY FINANCIAL INFORMATION
FROM CONTINUING OPERATIONS
(Unaudited)
(In Thousands Except Per Share and Price Amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	Percent Change	2012	2011	Percent Change
Revenues:
Oil & Gas Sales	$158,126	$155,804	1%	$554,194	$602,341	(8)%
Other	(221)	(711)		3,096	(3,210)
Total Revenue	$157,905	$155,093	2%	$557,290	$599,131	(7)%
Income From Continuing Operations	$11,219	$20,672	(46)%	$20,939	$84,610	(75)%
Basic EPS – Continuing Operations	$0.26	$0.48	(46)%	$0.48	$1.96	(76)%
Diluted EPS – Continuing Operations	$0.26	$0.48	(46)%	$0.48	$1.95	(75)%
Net Cash Provided By Operating Activities – Continuing Operations	$90,922	$84,544	8%	$314,606	$373,058	(16)%
Net Cash Provided By Operating Activities, Per Diluted Share – Continuing Operations	$2.12	$1.98	7%	$7.33	$8.75	(16)%
Cash Flow Before Working Capital Changes(2) (non-GAAP measure) – Continuing Operations	$91,447	$99,409	(8)%	$304,488	$374,173	(19)%
Cash Flow Before Working Capital Changes, Per Diluted Share – Continuing Operations	$2.13	$2.33	(9)%	$7.09	$8.78	(19)%
Weighted Average Shares Outstanding (Basic)	42,924	42,480	(1)%	42,840	42,394	(1)%
Weighted Average Shares Outstanding (Diluted)	42,967	42,654	(1)%	42,930	42,629	(1)%
EBITDA (non-GAAP measure)	$103,990	$102,638	1%	$346,180	$396,470	(13)%
Production (MMBoe) – Continuing Operations	3.11	2.70	15%	11.70	10.53	11%
Realized Price ($/Boe) – Continuing Operations	$50.87	$57.73	(12)%	$47.37	$57.22	(17)%

(1)	The production, revenue, expense, cash flow and income information reported are the results of continuing operations of Swift Energy.
(2)
See reconciliation on page 9. Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions.

SWIFT ENERGY COMPANY
RECONCILIATION OF GAAP(a) TO NON-GAAP MEASURES
(Unaudited)
(In Thousands)

	Three Months Ended
	December 31, 2012	December 31, 2011
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations (GAAP measure)	$90,922	$84,544	8%
Increases and Decreases In:
Accounts Receivable	11,150	19,319
Accounts Payable and Accrued Liabilities	(949)	(2,057)
Income Taxes Payable	(330)	(161)
Accrued Interest	(9,346)	(2,236)
Cash Flow Before Working Capital Changes – Continuing Operations (Non-GAAP measure)	$91,447	$99,409	(8)%

	Year Ended
	December 31, 2012	December 31, 2011
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations (GAAP measure)	$314,606	$373,058	(16)%
Increases and Decreases In:
Accounts Receivable	(3,235)	12,625
Accounts Payable and Accrued Liabilities	2,102	(10,134)
Income Taxes Payable	(82)	73
Accrued Interest	(8,903)	(1,449)
Cash Flow Before Working Capital Changes – Continuing Operations (Non-GAAP measure)	$304,488	$374,173	(19)%

	Three Months Ended
	December 31, 2012	December 31, 2011	Percent Change
INCOME TO EBITDA RECONCILIATIONS:
Income from Continuing Operations (GAAP measure)	$11,219	$20,672	(46)%
Provision for Income Taxes	8,818	12,672
Interest Expense, Net	16,757	10,117
Depreciation, Depletion & Amortization & ARO (b)	67,196	59,177
EBITDA (Non-GAAP measure)	$103,990	$102,638	1%

	Year Ended
	December 31, 2012	December 31, 2011
INCOME TO EBITDA RECONCILIATIONS:
Income from Continuing Operations (GAAP measure)	$20,939	$84,610	(75)%
Provision for Income Taxes	15,639	50,494
Interest Expense, Net	57,303	35,566
Depreciation, Depletion & Amortization & ARO (b)	252,299	225,800
EBITDA (Non-GAAP measure)	$346,180	$396,470	(13)%

(a)	GAAP—Generally Accepted Accounting Principles
(b)	Includes accretion of asset retirement obligation

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)
(In Thousands)

	As of December 31, 2012	As of December 31, 2011
Assets:
Current Assets:
Cash and Cash Equivalents	$170	$251,696
Other Current Assets	80,367	80,423
Total Current Assets	80,537	332,119

Oil and Gas Properties	5,151,103	4,428,013
Other Fixed Assets	41,690	38,832
Less-Accumulated DD&A	(2,847,773)	(2,599,079)
Total Properties	2,345,020	1,867,766

Other Assets	18,504	16,552
	$2,444,061	$2,216,437
Liabilities:
Current Liabilities	$177,480	$215,762
Long-Term Debt	916,934	719,775
Deferred Income Taxes	223,243	206,567
Asset Retirement Obligation	79,643	67,115
Other Long-term Liabilities	9,901	10,709
Stockholders’ Equity	1,036,860	996,509
	$2,444,061	$2,216,437

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY INCOME STATEMENT INFORMATION
(Unaudited)
In Thousands Except Per Boe Amounts

	Three Months Ended		Year Ended
	December 31, 2012	Per Boe	December 31, 2012	Per Boe
Revenues:
Oil & Gas Sales	$158,126	$50.87	$554,194	$47.37
Other Revenue	(221)		3,096
	157,905	50.80	557,290	47.63
Costs and Expenses:
General and Administrative, net	10,753	3.46	46,778	4.00
Depreciation, Depletion & Amortization	65,540	21.08	247,178	21.13
Accretion of Asset Retirement Obligation (ARO)	1,656	0.53	5,121	0.44
Lease Operating Costs	30,140	9.70	115,470	9.87
Severance & Other Taxes	13,022	4.19	48,862	4.18
Interest Expense, Net	16,757	5.39	57,303	4.90
Total Costs & Expenses	137,868	44.35	520,712	44.50
Income from Continuing Operations Before Income Taxes	20,037	6.45	36,578	3.13
Provision for Income Taxes	8,818	2.84	15,639	1.34
Income from Continuing Operations	11,219	3.61	20,939	1.79
Income (Loss) from Discontinued Operations, Net of Taxes	-	NM	-	NM
Net Income	$11,219	$3.61	$20,939	$1.79

Additional Information:
Total Capital Expenditures	$146,525		$725,948
Capitalized Geological & Geophysical	$7,183		$30,693
Capitalized Interest Expense	$1,907		$7,890
Deferred Income Tax	$8,559		$16,798

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In Thousands)

	Twelve Months Ended
	December 31, 2012	December 31, 2011
Cash Flows From Operating Activities:
Net Income	$20,939	$98,821
Gain From Discontinued Operations, Net of Taxes	-	(14,211)
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities -
Depreciation, Depletion, and Amortization	247,178	221,230
Accretion of Asset Retirement Obligation (ARO)	5,121	4,570
Deferred Income Taxes	16,798	48,995
Stock Based Compensation Expense	13,476	12,625
Other	976	2,143
Change in Assets and Liabilities -
(Increase)/Decrease in Accounts Receivable	3,235	(12,625)
Increase/(Decrease) in Accounts Payable and Accrued Liabilities	(2,102)	10,134
Increase/(Decrease) in Income Taxes Payable	82	(73)
Increase in Accrued Interest	8,903	1,449
Cash Provided by Operating Activities – Continuing Operations	314,606	373,058
Cash Provided by Operating Activities – Discontinued Operations	-	(2)
Net Cash Provided by Operating Activities	314,606	373,056

Cash Flows From Investing Activities:
Additions to Property and Equipment	(757,755)	(505,332)
Proceeds from the Sale of Property and Equipment	528	50,284
Cash Used in Investing Activities – Continuing Operations	(757,227)	(455,048)
Cash Provided by Investing Activities – Discontinued Operations	-	5,000
Net Cash Used in Investing Activities	(757,227)	(450,048)

Cash Flows From Financing Activities:
Proceeds From Long-Term Debt	157,500	247,890
Net Proceeds From (Payments of) Bank Borrowings	39,400	---
Net Proceeds From Issuance of Common Stock	1,712	2,151
Purchase of Treasury Shares	(2,805)	(3,393)
Payments of Debt Issuance Costs	(4,712)	(4,327)
Cash Provided by Financing Activities – Continuing Operations	191,095	242,321
Cash Provided by (Used in) Financing Activities – Discontinued Operations	---	---
Net Cash Provided by Financing Activities	191,095	242,321
Net Increase/ (Decrease) in Cash and Cash Equivalents	(251,526)	165,329
Cash and Cash Equivalents at the Beginning of the Period	251,696	86,367
Cash and Cash Equivalents at the End of the Period	$170	$251,696

SWIFT ENERGY COMPANY
OPERATIONAL INFORMATION
QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
(Unaudited)

	Three Months Ended			Three Months Ended
	Dec. 31, 2012	Sept. 30, 2012	Percent Change	Dec. 31, 2011	Percent Change
Production :
Oil & Natural Gas Equivalent (MBoe)	3,108	2,875	8%	2,699	15%
Natural Gas (Bcf)	8.69	8.96	(3)%	7.90	10%
Crude Oil (MBbl)	1,115	870	28%	950	17%
NGL (MBbl)	545	512	6%	432	26%

Average Prices:
Combined Oil & Natural Gas ($/Boe)	$50.87	$44.51	14%	$57.73	(12)%
Natural Gas ($/Mcf)	$3.04	$2.52	21%	$3.39	(10)%
Crude Oil ($/Bbl)	$102.73	$102.73	0%	$111.79	(8)%
NGL ($/Bbl)	$31.42	$31.29	0%	$52.86	(41)%

SWIFT ENERGY COMPANY
FIRST QUARTER AND FULL YEAR 2013
GUIDANCE ESTIMATES

	Actual For Fourth Quarter 2012	Guidance For First Quarter 2013			Guidance For Full Year 2013

Production Volumes (MMBoe)	3.11	2.63	-	2.72	11.7	-	12.1

Production Mix:
Natural Gas (Bcf)	8.69	7.29	-	7.54	33.7	-	34.9
Crude Oil (MMBbl)	1.12	0.93	-	0.96	3.90	-	4.03
Natural Gas Liquids (MMBbl)	0.54	0.49	-	0.50	2.18	-	2.25
Product Pricing (Note 1):
Natural Gas (per Mcf)
NYMEX Differential (Note 2)	$0.16	($0.25)	-	($0.50)	($0.25)	-	($0.50)
Crude Oil (per Bbl)
NYMEX differential (Note 3)	$9.38	$6.00	-	$9.00	$5.00	-	$8.00
NGL (per Bbl)
Percent of NYMEX Crude	0.34	30%	-	40%	30%	-	40%
Oil & Gas Production Costs:
Lease Operating Costs (per Boe)	$9.70	$10.50	-	$10.90	$9.75	-	$10.10
Severance & Ad Valorem Taxes (as % of Revenue dollars)	8.2%	8.0%	-	9.0%	8.0%	-	9.0%
Other Costs:
G&A per Boe	$3.46	$4.70	-	$4.90	$4.30	-	$4.50
Interest Expense per Boe	$5.39	$6.20	-	$6.45	$5.75	-	$6.00
DD&A per Boe	$21.08	$21.25	-	$21.75	$20.60	-	$21.00
Supplemental Information:
Capital Expenditures (in Thousands)
Operations	$137,435	$130,700	-	$150,100	$404,000	-	$440,000
Acquisitions/(Dispositions), net	$--	---	-	---	---	-	---
Capitalized G&G (Note 4)	$7,183	$7,300	-	$7,600	$28,000	-	$30,000
Capitalized Interest	$1,907	$2,000	-	$2,300	$8,000	-	$10,000
Total Capital Expenditures	$146,525	$140,000	-	$160,000	$440,000	-	$480,000

Basic Weighted Average Shares	42,924	43,100	-	43,300	43,300	-	43,600
Diluted Computation:
Weighted Average Shares	42,967	43,300	-	43,500	43,500	-	43,800

Effective Tax Rate	44.0%	39.0%	-	42.0%	39.0%	-	42.0%
Deferred Tax Percentage	97%	96%	-	99%	96%	-	99%

Note 1:	Swift Energy maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2:	Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for natural gas sales.
Note 3:	Average of daily WTI NYMEX futures price during the calendar period reflected, which best benchmarks the daily price received for the majority of crude oil sales.
Note 4:	Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.